Exhibit 99.(a)(1)
                             VINA Technologies, Inc.

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                TO PURCHASE COMMON STOCK HAVING AN EXERCISE PRICE
                    GREATER THAN OR EQUAL TO $1.00 PER SHARE

                     The Offer and Withdrawal Rights Expire
 at 12:00 Midnight, Pacific Time, on June 14, 2002 Unless the Offer Is Extended.

     VINA Technologies, Inc. ("VINA," "we," or "us") is offering to exchange all eligible options to purchase shares of our common stock having an exercise price per share greater than or equal to $1.00 granted under the VINA Technologies, Inc. Amended and Restated 1998 Stock Plan (the "1998 Plan"), the VINA
Technologies, Inc. 2000 Stock Incentive Plan (the "2000 Plan"), the Woodwind Communications Systems, Inc. 1999 Stock Option Plan (the "Woodwind 1999 Plan") and the Woodwind Communications Systems, Inc. 2000 Stock Option Plan (the "Woodwind 2000 Plan") for new options that we will grant under the 2000 Plan. The eligible options will not include options that were granted to certain employees based on the satisfaction of performance criteria ("Performance Options"). These Performance Options will not be eligible for this offer to exchange and you will not be required to tender your Performance Options even if you choose to participate in the offer to exchange. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying Election Form (which together, as they may be amended from time to time, constitute the "Offer").

     The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of VINA's board of directors ("Board of Directors") held at least six months and one day after the date we cancel the options accepted for exchange (the "Replacement Grant Date"). If you choose to participate by exchanging any of your VINA stock options, you must exchange all options, excluding the Performance Options, with an exercise price lower than the exercise price of any tendered options which were granted to you within six months prior to the date upon which the Company accepts your tender of options (currently anticipated to be June 14, 2002).

     This Offer is not conditioned upon a minimum number of options being elected for exchange. This Offer is subject to conditions, which we describe in
Section 6 of this Offer.

     If you elect to exchange options as described in the Offer and if your offer is accepted, we will grant you a new option under the 2000 Plan pursuant to a new option agreement. The exercise price of the new option will be equal to the closing price of our common stock on the Nasdaq National Market on the date prior to the Replacement Grant Date. The new options will be "blacked out," and you will not be able to exercise them, for three business days following the Replacement Grant Date, to allow us to handle administrative matters relating to the new grant. The options will have terms and conditions that are substantially the same as those of options previously issued under the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan and the Woodwind 2000 Plan, as the case may be, except that the new options will be nonstatutory stock options regardless of whether your previous stock options were incentive stock options or nonstatutory stock options.

     Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should elect to exchange your options. You must make your own decision whether to elect to exchange your options.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "VINA." On May 3, 2002, the closing price of the common stock on the Nasdaq National Market was $.38 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     You should direct questions about this Offer or requests for assistance or for additional copies of the offer to exchange or the Election Form to Karen Morris, Stock Administrator, by email at karen.morris@vina-tech.com or Stan Kazmierczak, Chief Financial Officer, by email at kaz@vina-tech.com.

     If you are not an employee of VINA or one of our subsidiaries during the period from the date you elect to exchange options through the date we grant the new options, you will not receive any new options in exchange for your elected options that have been accepted for exchange. You also will not receive any other consideration for your elected options if you are not an employee during the period from the date you elect to exchange the options through the date we grant the new options.

                                    IMPORTANT

     If you wish to elect to exchange your options, you must complete and sign the Election Form in accordance with its instructions, and send it and any other required documents to us by fax at (510) 771-3315 or by first class mail to Karen Morris, Stock Administrator, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California 94560 before 12:00 midnight, Pacific Time, on June 14, 2002.

     We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the accompanying Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.




                                TABLE OF CONTENTS
                                                                                               Page
                                                                                               ----


Summary Term Sheet................................................................................4

The Offer........................................................................................12

   1.  Number Of Options; Expiration Date........................................................13

   2.  Purpose Of The Offer......................................................................13

   3.  Procedures For Electing To Exchange Options...............................................14

   4.  Withdrawal Rights.........................................................................15

   5.  Acceptance of Options for Exchange and Issuance of New Options............................16

   6.  Conditions of the Offer...................................................................16

   7.  Price Range of Common Stock Underlying the Options........................................18

   8.  Source And Amount Of Consideration; Terms Of New Options..................................19

   9.  Information Concerning VINA...............................................................20

  10.  Interests Of Directors And Officers; Transactions And Arrangements Concerning The Options.20

  11.  Status Of Options Acquired By Us In The Offer; Accounting Consequences Of The Offer.......23

  12.  Legal Matters; Regulatory Approvals.......................................................23

  13.   Material Federal Income Tax Consequences.................................................24

  14.   Extension of Offer; Termination; Amendment...............................................26

  15.   Fees And Expenses........................................................................27

  16.   Additional Information...................................................................27

  17.   Forward-Looking Statements; Miscellaneous................................................28

Attachment:  Election Form......................................................................

Attachment:  Notice of Change in Election Form From Accept to Reject

Attachment:  Notice of Change in Election Form From Reject to Accept


                               Summary Term Sheet

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Form because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this offer to exchange and the Election Form. We have included page references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

                  I. Key Aspects of the Option Exchange Program

Why Are We Making The Offer To Exchange?

     We are implementing this offer to exchange options because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. By making this offer to exchange, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price and vesting schedule, or to cancel those options in exchange for a new option ("replacement option") for the same number of shares to be granted at least six months and one day from the date we cancel the options accepted for exchange ("replacement grant date"). (Page 12)

Which VINA Employees Are Eligible To Participate In The Exchange Program?

     Subject to the eligibility requirements set forth in the offer, any current employee, including officers, of VINA who has an outstanding stock option grant with an exercise price greater than or equal to $1.00 can participate in the program. The offer extends to all options issued under the 1998 and 2000 Stock Option Plans of VINA Technologies, Inc., and the 1999 and 2000 Stock Option Plans of Woodwind Communications Systems, Inc., except for a few special grants with a seven-year vesting schedule. (Page 12)

Does This Apply To VINA's International Employees As Well?

     Yes. All VINA employees based outside the United States will also be able to participate in the option exchange program. International employees should pay special attention to potential tax consequences of participating that might be imposed by the laws of the country in which they work and reside. (Page 25)

How Does The Exchange Program Work?

     The offer to exchange will require an employee to make a voluntary election to cancel their outstanding stock options on or before June 14, 2002 ("cancellation date"), in exchange for a replacement option to purchase an equal number of shares of common stock. The replacement option will be issued on the replacement grant date, which shall be at least six months and one day after the cancellation date, and will have an exercise price equal to VINA's closing price on the date prior to the replacement grant date. VINA's replacement grant date will fall somewhere between December 16, 2002 and January 8, 2003. The replacement option will be a nonstatutory stock option, regardless of whether your cancelled option was an incentive or a nonstatutory stock option. Except for the exercise price and three day black-out period, the replacement options will have terms and conditions that are substantially the same as the cancelled options. (Page 14)

Are There Any Stock Options That Are Excluded From The Offer?

     Yes. In 2000 and 2001, we granted options to certain employees as bonuses in satisfaction of performance criteria. These performance options, which vest in full in seven years, will not be eligible for this offer to exchange and will be exempt from the requirement that any employee who participates in the offer to exchange must tender all options granted within six months of the cancellation date. (Page 12)

If I Participate, What Will Happen To My Current Options?

     Subject to the conditions set forth in the offer, if the options, including vested options, you elect to exchange under this program are accepted, they will be cancelled after 12:00 midnight on the cancellation date currently anticipated to be June 14, 2002. (Page 12)

How Many Replacement Options Will I Receive In Exchange For My Tendered Options?

     The number of shares of common stock subject to the replacement options will be equal to the number of shares of common stock that are accepted for exchange and cancelled.

What Will The Vesting Schedule Of My Replacement Options Be?

     There will no change in the vesting schedule of replacement options. As of the replacement grant date anyone who has chosen to participate will have exactly the same number of vested and unvested shares as he or she would have had prior to the exchange.

What Will Be My Replacement Option Exercise Price?

     The exercise price of the replacement options will be equal to the closing price of our common stock on the Nasdaq National Market on the date prior to the replacement grant date which will be on a specific date between December 16, 2002 and January 8, 2003. Because we will not grant replacement options until at least six months and one day after the date we cancel the options accepted for exchange, the replacement options may have a higher exercise price than some or all of your eligible options. In addition, after the grant of the replacement options, our stock may never trade at a price higher than the exercise price per share of the replacement options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (page 13)

When Will I Receive My Replacement Option?

     We will grant the replacement options on the replacement grant date. If we cancel options elected for exchange on June 14, 2002, the replacement grant date will fall between December 16, 2002 and January 8, 2003. Note that VINA Stock Administration will require additional time to make the replacement options available to you and to provide you with documentation of the grant, and thus you will be unable to undertake any transactions involving the replacement options for three business days following the replacement grant date. (Page 16)

Why Won't I Receive My Replacement Option Immediately After The Expiration Date Of The Offer?

     In 1998 the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. Under these accounting standards, if we were to grant the replacement options on any date that is earlier than six months and one day after the cancellation date, we would be required for financial reporting purposes to record compensation expense against our earnings. (Page 23)

What If My Employment At VINA Ends Between The Date My Options Are Cancelled And The Replacement Grant Date?

     To receive a grant of replacement options pursuant to the offer and under the terms of the offer to exchange, you must remain an employee of VINA or one of our subsidiaries from the date you tender options through the date we grant the replacement options. As discussed below, we will not grant the replacement options before the first trading day which is at least six months and one day following the date we cancel the options accepted for exchange.

     If you do not remain an employee of VINA from the date you tender your options through the replacement grant date, you will not receive any replacement options in exchange for your tendered options that have been accepted for exchange and cancelled. You also will not receive any other consideration for the tendered options accepted for exchange and cancelled if you are not an employee on the relevant dates and therefore will not be granted any replacement options. (Page 13)

Will My Replacement Option Be An Incentive Stock Option Or A Nonstatutory Stock Option?

     All replacement options will be nonstatutory stock options, even if some of the cancelled stock options are incentive stock options. While we believe the exchange and cancellation of incentive stock options will not give rise to any tax consequences, you should be aware that the tax consequences of exercising nonstatutory stock options differ from those resulting from the exercise of incentive stock options. Upon the exercise of incentive stock options, no ordinary income tax is payable, although the difference between option exercise price and fair market value of the stock acquired upon exercise may be subject to alternative minimum tax. Upon exercise of a nonstatutory stock option, you would realize ordinary income equal to the difference between the option exercise price and the fair market value of the stock acquired upon exercise of the option, and you would be required to provide for withholding of income and employment taxes on that income. If you sell the stock acquired upon exercise of an incentive stock option after the longer of two years after the date of grant of the option and one year after the date of exercise of the option, any gain in excess of the option exercise price will be treated as long-term capital gain. If you sell stock acquired in connection with the exercise of a non- qualified stock option more than one year after the date of exercise of the option, any gain in excess of the fair market value of the stock at the date of exercise of the option will be treated as long-term capital gain. You should refer to the discussion of "Material Federal Income Tax Consequences" below for a complete discussion of the tax consequences of exchanging your options and the difference between incentive stock options and nonstatutory stock options. (Page 24)

             II. Additional Program Features; Special Considerations

Why Can't VINA Just Reprice My Options, As I Have Seen Done At Other Companies?

     As noted above, in 1998 the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, we would be required to take a significant charge to earnings, thereby hindering our ability to reach profitability and adversely affecting our future earnings growth. (Page 24)

Why Can't I Just Be Granted Additional Options?

     A wholesale regrant of new options would have severe negative impact on VINA's earnings per share. Additionally, VINA has a limited pool of options available for grant and therefore our current reserves must be conserved for new hires and ongoing grants. (Page 12)

Wouldn't It Be Easier To Quit VINA And Then Get Rehired?

     This is not an acceptable alternative for us since a termination followed by rehiring and a new grant would be treated the same as a repricing if the rehire and resulting regrant are within six months of the cancellation date. Again, such a repricing would cause VINA to incur a variable accounting charge against earnings. (Page 20)

If I Exchange Options In The Offer, Will I Be Eligible To Receive Other Option Grants During The Six-Month Period Before I Receive My Replacement Options?

     Because of the accounting limitations discussed above, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. Please note that any and all grants for employees participating in this program will be deferred until after that date. (Page 23)

Will I Have To Pay Taxes If I Exchange My Options In The Offer?

     We know of no adverse tax consequence that will impact any employee in the United States with respect to options exchanged and regranted under this program. If you exchange your current options for replacement options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the replacement options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. Again, special considerations apply to employees located abroad. In some countries, the application of local taxation rules may have an impact upon the regrant. We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer. (Page 24)

If I Have Incentive Stock Options, What Happens If I Elect Not To Exchange Them In This Offer?

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonstatutory stock options upon exercise. If you choose not to exchange all of your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the common stock purchased under those options. (Page 24)

If I Have An Option That Is Split Between Incentive Stock Options And Nonstatutory Stock Options, Can I Cancel One Part But Not The Other?

     No. An option that has been split into a partial incentive stock option and a partial nonstatutory stock option is still considered a single option, and cannot be separated for purposes of this offer to exchange.

How Should I Decide Whether Or Not To Participate?

     We understand that this will be a challenging decision for many employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price. We strongly recommend that you consult your personal tax advisor or financial planner before deciding whether to participate in this program. (Page 24)

What Does The Company And The Board Of Directors Think Of The Offer?

     Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. (Page 13)

Can I Choose Which Options I Want To Exchange, If I Have Multiple Options?

     You may choose to exchange any of your option grants with an exercise price greater than or equal to $1.00. However, if you choose to exchange any option, you must also exchange any options granted to you on or after January 14, 2001 at a lower exercise price than the option you elect to cancel (with the exception of any performance options you may hold). (Page 12)

May I Exchange Options That I Have Already Exercised?

     No. This offer only pertains to options, and does not apply in any way to shares purchased upon the exercise of options, whether or not you have vested in those shares.

Can I Exchange The Remaining Portion Of An Option That I Have Already Partially Exercised?

     Yes, any remaining outstanding, unexercised options can be exchanged. Subject to the terms and conditions of the offer, the regrant will be one for one but only in replacement of cancelled options.

Can I Elect To Cancel A Portion Of An Option?

     No, you cannot elect to partially cancel an outstanding option.

May I Exchange Unvested Options?

     Yes. You may exchange your eligible options whether or not they are vested.

What Will The Terms And Conditions Of My Replacement Options Be?

     Except for the  replacement  option  exercise  price and three day blackout
period,   the  terms  and  conditions  of  your  replacement   options  will  be
substantially the same as the cancelled options. (Page 13)

Can You Provide An Example Of An Offer To Exchange?

     What follows is a representative example; your situation is likely to vary in significant respects.

      Assumptions:
      Your Hire Date:  June 10, 2000
      Your Original Stock Option:  3,000 shares
      Your Original Stock Option Price:  $5.00
      Your Original Vesting Schedule: 750 shares vest June 10, 2001, then monthly thereafter.
      Hypothetical Stock Price on Replacement Option Grant Date: Between December 16, 2002 and January 8, 2003: $2

     Using the above assumptions for the purpose of illustrating the offer to exchange, we would cancel your original stock option on June 14, 2002. On the replacement grant date, which would be between December 16, 2002 and January 8, 2003, we would grant a replacement option for 3,000 shares, and based on the purely hypothetical stock price of $2, your new exercise price would be $2. The replacement option will be vested as to 1,875 shares on December 16, 2002 (assuming this date is the replacement grant date) (exactly the same as it was prior to the repricing), with the remaining options vesting monthly thereafter over the following 18 months.

Can You Provide Some Examples Of Which Options Are Eligible To Exchange?

     What follows are representative examples; your situation is likely to vary in significant respects.

     Example 1
     Assumptions:
     First Stock Option Price: $.95, granted July 14, 1999 Second Stock Option Price: $4.00, granted January 17, 2001 Third Stock Option Price: $3.00, granted February 16, 2002 Performance Stock Option Price: $2.22, granted May 1, 2001 Cancellation Date: June 14, 2002

     Using the above assumptions for the purpose of illustrating the offer to exchange, the first stock option with an exercise price of $.95 would not be eligible for exchange because the exercise price is less than $1.00. The second stock option with an exercise price of $4.00 is eligible for exchange. If you decided to tender this option for cancellation, you would be required to exchange the third stock option with an exercise price of $3.00. This is because the third option was granted after the second option tendered for cancellation, it has a lower exercise price, and the third option was issued within six months of the cancellation date. However, you would not be eligible to tender the performance stock option, even though it also has an exercise price less than the second option, because the performance stock option is exempt from the requirements of the offer.

     Example 2
     Assumptions:
     First Stock Option Price:  $16.50
     Second Stock Option Price:  $3.00, granted August 18, 2001
     Third Stock Option Price:  $4.00, granted January 17, 2002
     Cancellation Date:  June 14, 2002

     Using the above assumptions for the sake of illustrating the offer to exchange, the first stock option with an exercise price of $16.50 is eligible for exchange. If you decided to tender the first option, you would be required to exchange the third stock option with an exercise price of $4.00 because the third option was granted after the first option, has a lower exercise price, and was issued within six months of the cancellation date. However, you would not be required to tender the second option with an exercise price of $3.00, even though it was granted later and has a lower exercise price than the first option, because the second option was granted more than six months before the date of cancellation.

What Happens If VINA Is Acquired Or Otherwise Subject To A Change In Control Before Or After The Replacement Options Are Granted?

     If we were to be acquired after your options have been accepted and cancelled but prior to the grant date of the replacement options, then you will receive your replacement option grants only if the successor company decides in its sole discretion to grant you some or all of those replacement options.

     If we were to be acquired after the grant of the replacement options, then those options would be assumed by the successor company and (provided you remain employed by the successor company) will continue to vest in accordance with the vesting schedule in effect for them. (Page 16)

What Happens If My Options End Up "Underwater" Or Out-Of-The-Money After The Replacement Grant?

     We are conducting this offer only at this time in response to the unusual stock market conditions that have affected us and many other companies. This is therefore considered a one time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the replacement options. However, we can provide no assurance as to the price of our common stock at any time in the future.


                  III. How to Participate; Further Information

What Do I Need To Do To Participate In The Offer To Exchange?

     To participate, you must complete the Election Form To Exchange Options, sign it, and fax it to (510) 771-3315, or deliver it to Karen Morris, Stock Administrator, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California 94560 as soon as possible, but in any event, no later than 12:00 midnight Pacific Time on June 14, 2002. You should expect to receive email confirmation from Stock Administration within 3 business days that your Election Form has been received and accepted.

     We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Page 13)

What Is The Deadline To Elect To Exchange?

     The deadline to participate in this program is 12:00 midnight Pacific Time on June 14, 2002, unless we extend it. This means that you must submit your election form as indicated above before that time. We may in our discretion extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer. (Page 12)

During What Period Of Time May I Withdraw Previously Exchanged Options?

     You may withdraw your options elected for exchange at any time before 12:00 midnight Pacific Time, on June 14, 2002. If we extend the offer beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to VINA Stock Administration a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Page 15)

When Will I See The Replacement Options at www.optionslink.com, and When Will I Receive My Replacement Option Notice?

     We anticipate that you will see your replacement options in your account at OptionsLink within approximately three weeks of the replacement grant date. To permit us to handle administrative matters related to the grant, replacement grants will be blacked out and you will not be able to exercise them for three business days following the replacement grant date. We anticipate that your replacement option notice and agreement will be sent to you within four to six weeks after the replacement grant date. (Page 16)

How Can I View a Summary of My Options?

     All employees can view their stock options via their OptionsLink account at www.optionslink.com, the service that we use to afford employees an ability to view their stock options online, 24 hours a day. If you have not activated your OptionsLink account you should follow the "Activating your E*Trade Accounts" instructions located on the Options Link website.

Whom Can I Talk To If I Have Questions About The Offer?

     For  additional information or assistance, you should contact:

     Karen Morris                             Stanley E. Kazmierczak
     Stock Administrator                      Chief Financial Officer
     VINA Technologies, Inc.                  VINA Technologies, Inc.
     39745 Eureka Drive                       39745 Eureka Drive
     Newark, CA 94560                         Newark, CA  94560
     Email:  karen.morris@vina-tech.com       Email:  kaz@vina-tech.com

                                    The Offer

Introduction

     VINA Technologies, Inc. ("VINA") is offering to exchange all eligible options to purchase shares of our common stock having an exercise price per share greater than or equal to $1.00 granted under the VINA Technologies, Inc. Amended and Restated 1998 Stock Plan (the "1998 Plan"), the VINA Technologies, Inc. 2000 Stock Incentive Plan (the "2000 Plan"), the Woodwind Communications Systems, Inc. 1999 Stock Option Plan (the "Woodwind 1999 Plan"), and the Woodwind Communications Systems, Inc. 2000 Stock Option Plan (the "Woodwind 2000 Plan") for new options that we will grant under the 2000 Plan. The eligible options will not include options that were granted to certain employees based on the satisfaction of performance criteria ("Performance Options"). These Performance Options will not be eligible for this offer to exchange and you will not be required to tender your Performance Options even if you choose to participate in the offer to exchange.. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying Election Form (which together, as they may be amended from time to time, constitute the "Offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of VINA's board of directors ("Board of Directors") held at least six months and one day after the date we cancel the options accepted for exchange (the "Replacement Grant Date"). If you choose to participate by exchanging any of your VINA stock options, you must exchange all stock options, excluding the Performance Options, with an exercise price lower than the exercise price of any tendered options which were granted to you within six months prior to the Expiration Date (as defined below).

     This Offer is not conditioned upon a minimum number of options being elected for exchange. This Offer is subject to conditions, which we will describe in Section 6 of this Offer.

     If you elect to exchange options as described in the Offer and if your offer is accepted by VINA, we will grant you a new option under the 2000 Plan pursuant to a new option agreement between you and VINA. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date prior to the Replacement Grant Date. The new option will be "blacked out," and you will not be able to exercise it, for three business days following the Replacement Grant Date, to allow us to handle administrative matters relating to the new grant. The options will have other terms and conditions that are substantially the same as those options previously issued under the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan, or the Woodwind 2000 Plan, as the case may be, except that the new options will be nonstatutory stock options regardless of whether your previous stock options were incentive stock options or nonstatutory stock options.

     As of May 3, 2002, options to purchase 13,294,951 shares of our common stock were issued and outstanding under the VINA Option Plans with exercise prices ranging from $0.125 to $16.50 per share. Of these 3,177,965 have an exercise price lower than $1.00 per share and 832,500 are held by our directors, who cannot participate in this program. The remaining 9,284,486(1) shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 8.4%(2) of the total shares of our common stock as of May 3, 2002.

All options accepted by VINA pursuant to this Offer will be cancelled.

--------
(1) Includes options held by terminated employees that are not at present cancelable and options granted based on performance criteria.

(2)  Includes only options eligible for exchange.

Number Of Options; Expiration Date

     Upon the terms and subject to the conditions of the Offer, we will exchange for new options to purchase common stock under the 2000 Plan all eligible options issued pursuant to any of the VINA Option Plans, that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "Expiration Date," as defined below. If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive a new option to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you elected to exchange, subject to adjustment for any stock splits, stock dividends or similar events. All new options will be subject to the terms and conditions of the 2000 Plan pursuant to a new option agreement between VINA and you.

     If you are not an employee of VINA or one of our subsidiaries during the period from the date you elect to exchange options through the date we grant the new options, you will not receive any new options in exchange for your elected options that have been accepted for exchange. You also will not receive any other consideration for your elected options if you are not an employee during the period from the date you elect to exchange the options through the date we grant the new options.

     The term "Expiration Date" means 12:00 midnight, Pacific Time, on June 14, 2002, unless we have extended the period of time during which the Offer will remain open, in which event, the term "Expiration Date" shall include such extension of time. Section 14 contains a description of our rights to extend, delay, terminate, or otherwise change the Offer.

     If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

     (a) we increase or decrease the amount of consideration offered for the options; or

     (b) we decrease the number of options eligible to be elected for exchange in the Offer; and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of increase or decrease is first published, sent or given in the manner specified in Section 14.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

2. Purpose Of The Offer

     We issued or assumed the options outstanding under the VINA Option Plans to provide our employees an opportunity to acquire or increase a proprietary interest in VINA, thereby enhancing the incentive for our employees to work towards VINA's growth and success and to assist us in retaining our employees.

     Many of the options to purchase our common stock currently outstanding, whether or not they are exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and may not have the desired incentive effects. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the Replacement Grant Date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, enhance employee performance incentives and thereby maximize stockholder value. Because of the large number of out-of-the-money options currently outstanding at VINA, a simple grant of new options would have severe negative impact on our dilution and outstanding shares. Additionally, VINA has a limited pool of options and we must therefore conserve our current available options for new hires and ongoing grants. Considering the ever-present risks associated with a volatile and unpredictable stock market, and the technology and telecommunications equipment industries in particular, there is no guarantee that the market price at the time of the replacement grant (and thus the exercise price of your own option) will be less than or equal to the exercise price of your existing option, or that your new option will increase in value over time.

     Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries. Since our inception, we have acquired one company, Woodwind Communications System, Inc. and purchased a substantial portion of the assets of Metrobility Optional Systems, Inc. Although we have no pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters from time to time in the future;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment. On April 1, 2002, Steven Bauman, our former Chief Executive Officer and President and a member of our Board of Directors resigned. W. Michael West, our Chairman of the Board of Directors, was named interim Chief Executive Office upon Mr. Bauman' resignation;

     (e) any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association. In April 2002, VINA received notification from Nasdaq that for 30 consecutive days VINA's common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq National Market. To return to compliance, the bid price of VINA's common stock must close at or above $1.00 per share for at least 10 consecutive trading days by July 3, 2002. Failure to achieve compliance may result in VINA's common stock ceasing to be listed on the Nasdaq National Market;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     (i) the acquisition by any person of at least five percent (5%) of our securities or the disposition of any of our securities other than in connection with our option plans or an issuance of new shares; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3. Procedures For Electing To Exchange Options

     Exchange of options. To elect to exchange your options pursuant to the Offer, you must, in accordance with the terms of the accompanying Election Form, properly complete, sign and deliver to us the Election Form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax at (510) 771-3315 or by post to Karen Morris, Stock Administrator, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California 94560 before the Expiration Date.

     If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and terms. The method of delivery of all documents, including the election form and any other required documents, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery of your response.

     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects. We will determine, at our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elections to exchange options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular option or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections to exchange options, nor will anyone incur any liability for failure to give any such notice.

     Our acceptance constitutes an agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options elected by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly elected options that have not been validly withdrawn.

     Employees located outside the United States may face special concerns, including the required tax election discussed in Section 13 below.

4. Withdrawal Rights

     You may only withdraw the options you have elected to cancel ("Your Elected Options") in accordance with the provisions of this Section 4. If you initially elect to accept the Offer and exchange your options and you later want to change your election to reject the Offer, you must reject the Offer with respect to all of your eligible options. No partial rejections will be accepted. Similarly, if you elect to reject the Offer and you later want to change your election to accept the Offer and exchange your options, you must accept the Offer in accordance with its terms and conditions. We will only accept a paper copy of your Change in Election Form. Delivery by email will not be accepted.

     You may withdraw Your Elected Options at any time before 12:00 midnight, Pacific Time, on June 14, 2002. If we extend the Offer beyond that time, you may withdraw Your Elected Options at any time until the extended expiration of the Offer. In addition, unless we accept the options you elected for exchange or cancellation, you may withdraw such options at any time after 12:00 midnight, Pacific Standard Time, on June 14, 2002.

     To change your election, you must deliver to Karen Morris, our Stock Administrator, a Change in Election Form before the Expiration Date. The Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer, unless you properly re-elect those options before the Expiration Date by following the procedures described in Section 3.

     Neither VINA nor any other person is obligated to give notice of any defects or irregularities in any Change in Election Form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Issuance of New Options

     Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Expiration Date. If your options are properly elected for exchange and accepted for exchange on June 14, 2002, you will be granted a new option on the Replacement Grant Date, which will be on or after December 16, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a new option on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day after the extended cancellation date.

     If we accept options you elect to exchange in the Offer, you will be ineligible until after the Replacement Grant Date for any additional stock option grants for which you may have otherwise been eligible before the Replacement Grant Date. This prevents us from incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer.

     Your new option will entitle you to purchase a number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends, and similar events. If you are not an employee of VINA or one of our subsidiaries during the period from the date you elect to exchange options through the date we grant the new options, you will not receive any new options in exchange for your elected options that have been accepted for exchange. You also will not receive any other consideration for your elected options if you are not an employee during the period from the date you elect to exchange options through the date we grant the new options. Therefore, if you leave VINA or one of its subsidiaries voluntarily, involuntarily, or for any other reason before your new option is regranted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the regrant that would have been issued on the Replacement Grant Date.

     If we are a party to a change of control transaction (e.g., a merger, acquisition or asset sale) before the replacement options are granted, then you will not receive any of your new option grants, unless the successor company decides in its sole discretion to grant you some or all of those new options.

     For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. We will shortly provide you with a letter showing your current option holdings.

6. Conditions of the Offer

     Notwithstanding any other provision of the Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after May 7, 2002 and before the Expiration Date of this Offer any of the following events has occurred, or has been determined by us to have occurred, in our reasonable judgment and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options elected for exchange:

     (a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer, the issuance of new options, or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of VINA or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

     (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (i) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options elected for exchange;

          (ii) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

          (iii) materially impair the contemplated  benefits of the Offer to us;
     or

          (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of VINA or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

     (c) there has occurred:

          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (iii)  the   commencement  of  a  war,  armed   hostilities  or  other
     international or national crisis directly or indirectly involving the United States;

          (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect the extension of credit by banks or other lending institutions in the United States;

          (v) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of VINA or our subsidiaries or that, in our judgment, makes it inadvisable to proceed with the Offer;

          (vi) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of VINA or our subsidiaries or on the trading in our common stock;

          (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     (d) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 7, 2002;

          (ii) any such person, entity or group that has filed a Schedule 13D or
     Schedule 13G with the SEC on or before May 7, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

     (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of VINA or our subsidiaries that, in our judgment, is or may be material to VINA or our subsidiaries.

The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7. Price Range of Common Stock Underlying the Options

     Our common stock is quoted on the Nasdaq National Market under the symbol "VINA." Our fiscal year runs from January 1 through December 31. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market for each of our fiscal quarters since our initial public offering on August 10, 2000.

     The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported on the Nasdaq:

2000                                                     High            Low
----                                                     ----            ---

Third Quarter (beginning August 10) ..............     $ 24.00        $ 12.25
Fourth Quarter ...................................       14.25           3.06

2001                                                     High            Low
----                                                     ----            ---
First Quarter ..............................           $  6.00        $  1.25
Second Quarter .............................              2.34           1.00
Third Quarter ..............................              1.85           0.52
Fourth Quarter .............................              2.05           0.54

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. Source And Amount Of Consideration; Terms Of New Options

     Consideration. We will issue new options to purchase common stock under the 2000 Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected for cancellation by such option holder.

     If we receive and accept all elections to exchange eligible options, we will grant new options to purchase a total of 5,227,943 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 8.4% of common stock outstanding as of May 3, 2002.

     Terms Of New Options. The new options will be issued under the 2000 Plan. We will issue a new option agreement to each option holder who has elected to exchange options in the Offer. Except for the exercise price and vesting schedule, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options previously issued under the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan or the Woodwind 2000 Plan, as the case may be.

     The terms and conditions of current options under the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan or the Woodwind 2000 Plan are set forth in the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan or the Woodwind 2000 Plan, respectively, and the stock option agreement issued thereunder.

     You may obtain copies of the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan or the Woodwind 2000 Plan and corresponding option agreement as indicated below.

     U.S. Federal Income Tax Consequences Of Options. Options to be granted under the 2000 Plan are nonstatutory stock options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under U.S. law, an optionee recognizes no taxable income upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

     We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of VINA in which the ordinary income is recognized by the optionee.

     Important Note. The statements in this offer concerning the 2000 plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plan and the form of stock option agreement thereunder. Please contact Karen Morris at karen.morris@vina-tech.com, to receive a copy of the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan or the Woodwind 2000 Plan, or form of stock option agreement issued thereunder. We will promptly furnish you copies of these documents at our expense.

9. Information Concerning VINA

         VINA Technologies, Inc. is a leading developer of multiservice broadband access communications equipment that enables communications service
providers to deliver bundled voice and data services. Our products integrate various broadband access technologies, including existing circuit-based and emerging packet-based networks, onto a single platform to alleviate capacity constraints in communications networks.

     Additional information about VINA is available from the documents described in Section 16.

10. Interests Of Directors And Officers; Transactions And Arrangements Concerning The Options

     The directors and executive officers of VINA Communications and their positions and offices as of April 30, 2002 are set forth in the following table:

Name                     Positions And Offices Held
----                     --------------------------

W. Michael West          Chief Executive Officer and Chairman of the Board
Stanley E. Kazmierczak   Vice President, Finance & Administration, Chief
                         Financial Officer and Secretary
Thomas J. Barsi          Vice President, Business Development and Marketing
                         Communications
Julie Cotton             Vice President, Human Resources
Darrell R. Furlong       Vice President, Engineering
T. Diane Pewitt          Executive Vice President, Operations
C. Reid Thomas           Executive Vice President, Sales and Product Marketing
Jeffrey M. Drazan        Director
John F. Malone           Director
Philip J. Quigley        Director
Paul Scott               Director
Joshua W. Soske          Director

     The  address  of  each  director  and   executive   officer  is:  c/o  VINA
Technologies, Inc., 39745 Eureka Drive, Newark, CA 94560.

     The following table sets forth certain information as of March 31, 2002 as to shares of the VINA common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named under "Executive Compensation--Summary Compensation Table" in the Company's preliminary proxy statement dated April 25, 2002 and filed with the SEC on April 25, 2002, and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.





                                                                    Shares      Percentage
                                                                  Beneficially  Beneficially
                                                                  Owned (1)       Owned (1)
                                                                  ---------      ---------
Entities affiliated with London Pacific Assurance Limited (2) (3)    3,044,402      4.9%
Entities affiliated with Sierra Ventures V, L.P. (4) (5) ........   38,521,749     56.2%+
Steven M. Bauman (6) ............................................    2,343,742      3.7%
Joshua W. Soske (7) .............................................    1,759,341      2.8%
W. Michael West (8) .............................................    1,616,015      2.6%
Jeffrey M. Drazan (9) ...........................................   38,798,227     56.5%+
John F. Malone (10) .............................................      187,500        *
Philip J. Quigley (11) ..........................................      349,063        *
Paul Scott (12) .................................................       30,000        *
Stanley E. Kazmierczak (13) .....................................      612,000        *
Thomas J. Barsi (14) ............................................      560,000        *
C. Reid Thomas (15) .............................................      508,198        *
T. Diane Pewitt (16) ............................................      575,841        *
All directors and executive officers as a group (12 persons) ....   47,992,493     70.6%

----------------

*    Less than 1%.
+ On October 17, 2001, Mr. Jeffrey M. Drazan, Sierra Ventures VII, L.P. and Sierra Ventures Associates VII, LLC, and several of their affiliates that own shares of Common Stock, entered into a stockholders' agreement with VINA, which generally restricts the discretionary voting of more than 35% of the Company's outstanding shares of Common Stock by Sierra Ventures and its affiliates until October 19, 2011.
(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.
(2) The address of the principal place of business of London Pacific Assurance Limited is Minden House, 6 Minden Place, St. Helier, Jersey, Channel Islands.
(3) According to Schedule 13G dated January 9, 2002, filed jointly by London Pacific Life & Annuity Company ("LPLAC"), LPIMC Insurance Marketing Services ("LPIMC"), Berkeley International Capital Limited ("BICL"), and London Pacific Assurance Limited ("LPAL"), LPLAC, LPIMC, BICL and LPAL own collectively 3,044,402 shares. LPLAC is the beneficial owner of, with sole dispositive and voting power for, 535,715 shares. LPIMC is the beneficial owner of, with sole dispositive and voting power for, 100,000 shares. BICL is the beneficial owner of, with sole dispositive and voting power for, 178,571 shares. LPAL is the beneficial owner of, with sole dispositive and voting power for, 2,230,116 shares.
(4) The address of the principal place of business of Sierra Ventures V, L.P. is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025.
(5) According to Schedule 13G dated February 14, 2001, filed jointly by Sierra Ventures V, L.P., SV Associates V, L.P. Sierra Ventures VI, L.P. and SV Associates VI, L.P., Sierra Ventures V, L.P. and SV Associates V, L.P. own collectively 8,591,484 shares and Sierra Ventures VI, L.P. and SV Associates VI, L.P. own collectively 1,621,506 shares. Sierra Ventures V, L.P. and SV Associates V, L.P. are currently the beneficial owners of, and share voting and dispositive power for, 8,591,484 shares. Sierra Ventures VI, L.P. and SV Associates VI, L.P. are currently the beneficial owners of, and share voting and dispositive power for, 1,621,506 shares. Also includes 72,922 shares held by SV Associates VI, as nominee for its general partners; 21,061,317 shares and 6,085,000 shares subject to warrants exercisable within 60 days after December 31, 2001 held by Sierra Ventures VII, L.P.; and 874,520 shares and 215,000 shares subject to warrants exercisable within 60 days after December 31, 2001 held by Sierra Ventures Associates VII, LLC, as nominee for its members.
(6) Includes 1,584,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 75,000 shares subject to warrants exercisable within 60 days of March 31, 2002 and 584,742 shares held by Steven M. & Ina
     U. Bauman Trust, and 100,000 shares held by Mr. Bauman's adult children. Mr. Bauman resigned from his positions as an executive officer of the Company and a member of the Board of Directors on April 1, 2002.
(7) Includes 315,657 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 125,986 shares held by the Joshua and Kristen Rogers Soske Intervivos Trust.

(8) Includes 400,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 75,000 shares subject to warrants exercisable within 60 days of March 31, 2002 and 234,765 shares held by The West 1991 Revocable Trust and 100,000 shares held by W. Michael West and Sandra K. West.
(9) Includes 107,500 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 21,061,317 shares and 6,085,000 shares subject to warrants exercisable within 60 days of March 31, 2002 held by Sierra Ventures VII, L.P. and 874,520 shares and 215,000 shares subject to warrants exercisable within 60 days of March 31, 2002 held by Sierra Ventures Associates VII, LLC, as nominee for its members. Also includes 8,591,484 shares held by Sierra Ventures V, L.P. and 1,621,506 shares held by Sierra Ventures VI, L.P. and 72,922 shares held by SV Associates VI, as nominee for its general partners. Jeffrey M. Drazan is a general partner of SV Associates V, L.P., a general partner of SV Associates VI, L.P. and is a manager of Sierra Ventures Associates VII, LLC which is the general partner of Sierra Ventures VII, L.P. He is also a director of the Company. Other than 47,286 shares owned by SV Associates VI, as nominee for its general partners, 413,786 shares and 100,000 shares subject to warrants exercisable within 60 days of March 31, 2002 held by Sierra Ventures Associates VII, LLC, as nominee for its members, Mr. Drazan disclaims beneficial ownership of the shares held by the Sierra Ventures entities, except to the extent of his pecuniary interest in these shares.
(10) Represents 187,500 shares subject to options exercisable within 60 days of March 31, 2002.
(11) Includes 107,500 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 154,107 shares held by the Quigley Family Trust. Mr. Quigley is the Trustee of the Quigley Family Trust, and is a director of the Company. Mr. Quigley disclaims beneficial ownership of the shares held by the Quigley Family Trust.
(12) Represents 30,000 shares subject to options exercisable within 60 days of March 31, 2002.
(13) Includes 219,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 20,000 shares held by The Christin Kazmierczak Grantor Retained Annuity Trust and 20,000 shares owned by The Stanley Kazmierczak Grantor Retained Annuity Trust.
(14) Includes 268,500 shares subject to options exercisable within 60 days of March 31, 2002.
(15) Includes 440,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 15,000 shares subject to warrants exercisable within 60 days of March 31, 2002.
(16) Includes 224,000 shares subject to options exercisable within 60 days of March 31, 2002.

     In October and December 2001, the following former and current executive officers and directors of the Company and their affiliated entities purchased shares of Common Stock at a purchase price of $.639 per share and warrants to purchase shares of Common Stock at an exercise price of $1.00 per share in private financings.


                                                      Shares of Common
Investor                                              Stock            Warrants

Entities affiliated with Sierra Ventures VII, L.P.(1)   19,718,310    6,300,000

Steven M. Bauman(2) .................................      234,742       75,000

W. Michael West(3) ..................................      234,742       75,000

C. Reid Thomas ......................................       46,948       15,000
--------------------------

(1)  Includes  shares  held by Sierra  Venture  VII,  L.P.  and Sierra  Ventures
     Associates VII, LLC, as nominee for its members. Jeffrey M. Drazan is a manager of Sierra Ventures Associates VII, LLC, which is the general partner of Sierra Ventures VII, L.P. He is also a member of the Board of Directors of the Company. Other than 312,989 shares held by Sierra Ventures Associates VII, LLC, as nominee for its members, Mr. Drazan disclaims beneficial ownership of the shares held by the Sierra Ventures entities, except to the extent of his pecuniary interest in these shares.
(2) Includes shares held by Steven M. Bauman and Ina U. Bauman Trust. Mr. Bauman resigned as an executive officer of the Company and from the Board of Directors on April 1, 2002. Mr. Bauman will remain employed by the Company until April 30, 2002.
(3)  Includes shares held by The West 1991 Revocable Trust.

     In connection with the purchase, the Company agreed to file a registration statement with respect to the shares of Common Stock and shares underlying the warrants and maintain the effectiveness of the registration statement for up to five years. Following the closing of the private placements described above, the Sierra Ventures affiliated entities and Jeffrey M. Drazan, a member of our Board of Directors and a general partner of or member of various Sierra Ventures entities, executed a stockholders' agreement restricting their voting of shares beneficially owned by them in excess of 35% of the voting power of VINA common stock until October 19, 2011.

     Neither we, nor to the best of our knowledge any of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this Offer, other than the sale by Mr. Barsi of 4,000 shares of our common stock on February 27, 2002 at $.95 per share.

     Some of our executive officers may make common stock purchases under our Employee Stock Purchase Plan on July 31, 2002, in the ordinary course pursuant to the terms of such plan. Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by VINA, or to our knowledge, by any executive officer, director, affiliate or subsidiary of VINA. Our directors are ineligible to participate in this offer to exchange.

     Our executive officers are eligible to participate in this offer to exchange. As of May 3, 2002, our executive officers, held options to purchase an aggregate of 2,082,400 shares of VINA common stock ranging in price from $0.25 to $6.50 per share. An aggregate of 1,366,500 of these options are eligible options.

11. Status Of Options Acquired By Us In The Offer; Accounting Consequences Of The Offer

     Options previously issued under the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan and the Woodwind 2000 Plan which we acquire pursuant to the Offer, will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the 2000 Plan and for issuance upon the exercise of such new options. To the extent those shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. VINA will not issue any options except pursuant to the 2000 Plan. Therefore, options that we acquire pursuant to the Offer previously issued under VINA Option Plans other than the 1998 Plan, the 2000 Plan, the Woodwind 1999 Plan and the Woodwind 2000 Plan will be cancelled and the shares of common stock subject to those options will not be returned to a pool of shares from which common stock would be issued upon the exercise of new options.

     We believe that VINA will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

     If we were to grant any options to any electing option holder before the scheduled Replacement Grant Date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the option price of shares subject to the newly granted options is equal to or less than the option price of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12. Legal Matters; Regulatory Approvals

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Section 6.

13. Material Federal Income Tax Consequences

     Employees in the United States: The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     We believe that the exchange will be treated as a non-taxable exchange and the option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange.

     At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     If you exchange your incentive stock options and we accept your options, any new options you are granted will not qualify as incentive stock options. While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding the United States tax consequences of nonqualified stock options, because your new options will not be incentive stock options and may be subject to different tax treatment than your eligible options.

     You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options. In addition, based on the Internal Revenue Code and Treasury Regulations issued thereunder, we believe that your incentive stock options will maintain their status as incentive stock options if you do not accept the Offer. However, in an administrative ruling issued in 1991, the IRS concluded that an offer to exchange incentive stock options for new options constituted a "modification" of the incentive stock options, resulting in the deemed granting of new options and the potential for the incentive stock options to lose their status as such and thereafter be treated as nonqualified stock options. This administrative ruling appears to be inconsistent with the Internal Revenue Code and applicable Treasury Regulations and it is unclear whether this administrative ruling continues to represent the position of the IRS. We recommend that you consult your own tax advisor with respect to whether the right to exchange your incentive stock options under this Offer constitutes a "modification" of your incentive stock options.

     Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the sale price over the exercise price of the option will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current U.S. law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

     The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the United States tax consequences of participating in the offer.

     Employees in the United Kingdom: If you are a U.K. based employee of VINA or one of our subsidiaries, there are certain tax consequences and conditions of the Offer that may apply depending on your tax status for U.K. tax purposes. We strongly recommend that you contact your personal tax advisor or the inland revenue to assist you in determining your U.K. tax status.

     If we accept and cancel the options you tender in connection with the Offer, it is our understanding that the grant of the new options will not be a taxable event for U.K. income tax purposes. When you exercise your new option, you will be subject to U.K. income tax and, as discussed below, you may be subject to employee's National Insurance Contributions ("NIC") on the fair market value of VINA's shares at the time of exercise less the exercise price of your new options.

     In April 1999, the U.K. Government made changes to the tax treatment on certain share options and introduced a NIC on the exercise of certain stock options. As a result of this, all new options received as a result of Offer will be subject to both employee's and employer's NIC upon the exercise of the new options. The amount of the employee's and employer's NIC withholdings will be calculated by multiplying the applicable NIC rate by the difference between the fair market value of VINA's shares at the time of exercise and the strike price of your new option. You should note that you do not have to pay any employee's NIC if your total earnings in the tax year in which the options were exercised are above the upper NIC threshold (currently ((pound)) 27,820 for the 2000/2001 tax year).

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

     The above information is a general summary only of certain of the U.K. income and social tax consequences of the exchange of options under the Offer. This discussion is based on the U.K. legislation, regulations and administrative and judicial interpretations in force at the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the U.K. income and social tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. As such, we recommend that you consult your own tax advisor with respect to the U.K. income tax, national insurance contributions, and foreign tax consequences of participating in the offer.

     This offer to exchange has not been approved for the purposes of Section 57 of the Financial Services Act 1986 ("FSA") by a person authorized under the FSA. Accordingly, this offer to exchange may only be issued or passed on in the United Kingdom to persons who are of a kind described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or are persons to whom the offer to exchange may otherwise lawfully be issued or passed on.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

14. Extension of Offer; Termination; Amendment

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific Time, on the next business day after the Expiration Date. Any amendment of the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination. If the expiration date is extended, the grant date of the new options will also be extended.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the Offer following a material change in the term of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

     (a) (i) we increase or decrease the amount of consideration offered for the options; or (ii) we decrease the number of options eligible to be elected for exchange in the Offer; and

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

     (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first given.

15. Fees And Expenses

     VINA will pay no fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

16. Additional Information

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange and Election Form, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

     (a) our quarterly report on Form 10-Q for the quarter ended March 31, 2002, which we plan to file on or before May 15, 2002 with the SEC;

     (b) our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, and an amendment to the annual report on Form 10-K/A filed with the SEC on April 25, 2002; and

     (c) the description of our common stock included in our registration statement on Form S-1, which was filed with the SEC on February 15, 2002, and two Forms S-8, which were filed with the SEC on February 27, 2001.

     You may read and copy any reports, statements or other information filed by VINA Technologies, Inc. at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

     VINA Technologies, Inc.
     Attention: Investor Relations
     39745 Eureka Drive
     Newark, California 94560

or by telephoning us at (510) 492-0800 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

     The information contained in this offer to exchange about VINA should be read together with the information contained in the documents to which we have referred you.

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

17. Forward-Looking Statements; Miscellaneous

     This offer to  exchange  and our SEC  reports  referred  to above,  contain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "plan" and "will" and similar expressions. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services and markets in which we operate and similar matters are forward-looking statements. Our results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in documents filed by us with the SEC, including our Form 10-K filed on April 1, 2002, as amended by the Form 10K/A filed with the SEC on April 25, 2002, and each incorporated herein by reference. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise publicly forward-looking statements, whether as a result of new information, future events or otherwise.

     We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the accompanying election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. The decision to accept our offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

VINA Technologies, Inc.                                             May 8, 2002


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